EXHIBIT 99.1

Profound Medical Reports Strong Third Quarter 2026 Results; Expands U.S. Distribution and Positions Leadership for Next Phase of Growth

Gross margin reaches 78%; cash used in operating activities declines 56% sequentially

Profound expects full-year 2026 revenue to be at least $25.0 million; minimum gross margin projection for the year remains at 70% or higher

New Cook Medical agreement positions TULSA-PRO® within the iMRI Suite offering through Cook Medical’s Copernicus™ program, expanding Profound’s commercial reach across the United States

Richard Fabian appointed as CEO, effective January 14, 2027; Arun Menawat to transition to Executive Chairman; Matthew Sobczyk becomes permanent CFO; Jason Mills joins Board

TORONTO, Nov. 05, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets innovative interventional MRI (“iMRI”) procedures, today reported financial results for the third quarter ended September 30, 2026. Unless specified otherwise, all amounts in this press release are expressed in U.S. dollars and are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

“Revenue increased 86% year-over-year, gross margin reached 78%, and operating cash use declined substantially from the second quarter,” said Arun Menawat, Profound’s Chief Executive Officer and Chairman. “These results, together with our commercial pipeline, support our strong full-year outlook. Our priority is to convert growing physician interest, broader payer coverage and clinical evidence into system placements and recurring procedure revenue.”

Dr. Menawat continued, “Our new Cook Medical agreement adds a key U.S. distribution channel, complementing our own sales team’s continued focus on selling TULSA-PRO for existing 1.5T and 3.0T MRI systems outside the agreement’s scope, while preserving our direct relationships for disposables and service. With experienced leadership in place and continued investment in product efficiency, we are positioning Profound to scale toward profitable growth.”

Third Quarter 2026 Financial Results and Full Year Outlook

For the quarter ended September 30, 2026, Profound recorded total revenue of approximately $9.8 million, up 86% year-over-year, comprising $4.1 million of recurring non-capital revenue from single-use devices and services associated with extended warranties, and $5.7 million from capital equipment sales.

Gross margin expanded to 78% in Q3-2026 from 74% in the prior-year period, reflecting a favorable product mix and continued strong price discipline.

Operating expenses increased 21% year-over-year to approximately $15.5 million, primarily reflecting increased headcount, commission expenses driven by revenue growth, travel expenditures, severance expense and higher consulting expenditures due to spending on R&D initiatives to reduce product costs and improve efficiencies. Partially offsetting these costs were a reduction in clinical trial costs due to CAPTAIN trial enrollment completion.

Cash used in operating activities was approximately $5.0 million in Q3-2026, down 56% sequentially from $11.3 million in Q2-2026 and down 48% year-over-year from $9.6 million in Q3-2025.

Net loss improved 3% to approximately $7.7 million, or $0.21 per common share, from approximately $8.0 million, or $0.26 per common share, in the prior-year quarter.

Based on results through September and expectations for the remainder of the year, Profound is projecting its full year 2026 revenue to be at least $25.0 million. The Company also expects full year 2026 gross margin to be 70% or higher.

Liquidity and Outstanding Share Capital

Profound had approximately $33.3 million in cash at September 30, 2026, and 36,626,844 common shares outstanding at November 5, 2026.

“Based on current operating plans, we expect existing cash and revenue from product and service sales to be sufficient to fund our operating and capital expenditure requirements for at least the next 12 months,” said Dr. Menawat. “While we have no immediate plans to raise capital, we will opportunistically evaluate both dilutive and non-dilutive financing opportunities that support our path to profitability while balancing our capital needs with shareholder dilution.”

For complete financial results, please see Profound’s filings, which will be made available under Profound’s profile at www.sedarplus.com, www.sec.gov and on Profound’s website under “SEC & SEDAR+ Filings.”

Business Highlights and Recent Developments

Expanding TULSA-PRO’s Commercial Footprint and Payer Coverage

Profound’s TULSA-PRO installed base grew to 98 systems at quarter-end. The Company was also pleased to reach an important existing system utilization milestone, with the 5,000th TULSA Procedure™ performed in October.

Profound continues to see meaningful progress in commercial payer engagement for the TULSA Procedure. In the third quarter of 2026 alone, there were approximately 10.7 million covered lives added through commercial and government payers. Of those, approximately 1.8 million were added from commercial and Medicare Advantage programs. These additions complement existing coverage with leading health systems and regional health plans, further strengthening the reimbursement infrastructure supporting TULSA-PRO and helping establish clearer pathways for eligible patients to access treatment.

The qualified sales pipeline for TULSA-PRO and Sonalleve® totaled approximately $79.2 million at the end of Q3-2026. Qualified opportunities are those in the “Verify,” “Negotiate” or “Contracting” stages of the sales process.1

Cook Medical Adds U.S. Distribution Channel

Last week, Profound entered into a supply and distribution agreement with the iMRI Division of Cook Medical (“Cook”) to expand U.S. sales of its TULSA-PRO system.

The agreement establishes an additional new capital equipment sales channel for Profound by bringing its TULSA-PRO system into the Copernicus™ program alongside the iMRI Suite, enabling Cook to offer a turnkey prostate disease treatment solution to urologists and hospitals. Under the agreement, Cook will purchase TULSA-PRO systems from Profound at a predetermined transfer price for distribution in the United States. Customers purchasing systems through Cook will obtain single-use disposables and service contracts directly from Profound.

Profound’s existing capital sales team will continue to sell TULSA-PRO directly to sites with compatible MRI systems.

Together, these channels allow the Company to serve customers using existing MRI infrastructure and those investing in new iMRI capabilities.

The Cook agreement complements Profound’s existing co-sales and co-marketing agreement with Siemens Healthineers to commercialize a total MRI-guided prostate therapy solution combining TULSA-PRO with Siemens Healthineers’ MAGNETOM Free.Max magnetic resonance scanner.2

Clinical Evidence and Physician Engagement Support Adoption

Five abstracts presented in October at the 15th Interventional MRI Symposium expanded the evidence supporting the TULSA Procedure’s real-world performance, clinical differentiation and potential applications.

Post-market CAPTAIN Level 1 randomized clinical data continued to demonstrate statistically significant advantages over robotic radical prostatectomy, with additional findings on preservation of flaccid penile length presented in July.

The TULSA Procedure was also featured at the Society of Robotic Surgery’s 2026 Annual Meeting, where physician engagement generated more than 160 qualified commercial opportunities over four days. Profound recorded another monthly high for new order activity in July.

One year CAPTAIN clinical outcome data is on track to be presented at the Radiological Society of North America’s 112th Scientific Assembly and Annual Meeting (RSNA 2026) to be held in Chicago, IL, November 29-December 3, 2026.

Telix Agreement Expands Physician Engagement and TULSA-PRO Awareness

In October, Profound entered into a co-education agreement with Telix Pharmaceuticals Limited (ASX: TLX; NASDAQ: TLX) ("Telix"), providing an opportunity to broaden Profound's reach within the urology community and increase awareness of TULSA-PRO.

The agreement establishes a framework to educate primary care physicians, urologists, radiologists, nuclear medicine physicians and prostate cancer centers about the complementary roles of Telix's prostate-specific membrane antigen ("PSMA") targeting PET molecular imaging technologies, Gozellix® and Illuccix®, and Profound's TULSA-PRO platform across the prostate care continuum.3

By partnering with an established prostate cancer imaging company, Profound aims to engage a broader physician audience and strengthen understanding of where MRI-guided tissue ablation may fit within prostate care pathways. Greater awareness of TULSA-PRO's capabilities could support additional referrals and broaden the range of patients that physicians consider for the TULSA Procedure.

Third Quarter Utilization Demonstrates Breadth of TULSA Applications

Physicians continued to use the TULSA Procedure’s customizable tissue ablation capabilities across a range of prostate conditions, treatment volumes and prostate sizes.

Prostate Condition

Ablation of malignant prostate tissue	Ablation of malignant and benign enlarged prostate tissue	Ablation of recurrent malignant prostate tissue	Ablation of benign enlarged prostate tissue
79% (10% GG1, 61% GG2, 17% GG3, 12% GG4&5)	9%	10%	2%

Regional Ablation

Whole-gland	Sub-total but more than half the gland	Hemi-ablation	Focal therapy
42%	24%	22%	12%

Prostate Size

< 20 cc	20-40 cc	40-60 cc	60-100 cc	> 100 cc
9%	45%	29%	12%	5%

Planned CEO Succession Combines Continuity with Commercial Experience

Richard Fabian, currently President, will succeed Dr. Menawat as Chief Executive Officer, effective January 14, 2027, coinciding with Dr. Menawat’s 72nd birthday. The transition is part of the Company’s planned leadership succession, with Dr. Menawat assuming the newly created role of Executive Chairman of the Board of Directors (“Board”) to support continuity as Profound advances its commercial strategy.

“Since joining Profound’s Board in 2014 and becoming CEO in 2016, I have had the privilege of helping guide TULSA-PRO through FDA clearance, CMS reimbursement and into commercial adoption,” said Dr. Menawat. “Our third quarter results demonstrate how far the business has progressed and reinforce my confidence in the opportunity ahead. As we prepare for the next phase, Rich brings the medical technology experience, commercial discipline and operational leadership to build on this foundation. I look forward to supporting him and the team as Executive Chairman.”

Mr. Fabian brings more than 29 years of experience across medical imaging and medical devices. Before joining Profound, he served as Chief Executive Officer of FUJIFILM Sonosite. His previous roles included senior commercial and general management positions at Philips Healthcare, Vice President of Sales at Noetix Corporation and Vice President of Operations at STERIS Corporation.

"My priority is to scale this organization," said Mr. Fabian. "As more customers and patients recognize the benefits of the TULSA Procedure, we need to support that growth across every aspect of our business — from commercial and clinical excellence to operations, supply chain and innovation. By strengthening these capabilities together, we can help customers treat more patients, operate more efficiently and continue delivering innovative, clinically relevant solutions that meet their evolving needs."

Matthew Sobczyk Named Permanent Chief Financial Officer

Further to the Company’s press release of August 14, 2026, Matthew Sobczyk, CPA, CA, has been appointed permanent Chief Financial Officer, effective immediately.

Mr. Sobczyk joined Profound in 2017 and brings more than 18 years of experience in financial strategy, capital markets transactions, reporting and treasury management. At Profound, he has led finance transformation initiatives, including the transition from IFRS to U.S. GAAP. Previously, he spent more than a decade in public accounting, audit and advisory roles at Ernst & Young LLP and MNP LLP. He holds an Honours Business Administration degree from Western University’s Richard Ivey School of Business and a CPA, CA designation in Ontario.

“Matthew combines a deep understanding of Profound’s business with the financial expertise to support our commercial priorities,” said Dr. Menawat. “His leadership will be central to maintaining spending discipline, allocating capital to our strongest opportunities and advancing our path toward profitability.”

Medtech Strategy and Capital Markets Veteran, Jason Mills, Joins Board

Finally, Profound is pleased to announce the appointment of Jason Mills to its Board, succeeding Cynthia Lavoie, who has stepped down.

Mr. Mills serves as Executive Vice President of Strategy at Penumbra, Inc., with responsibilities spanning long-range planning, financial planning and analysis, business development and investor relations. Previously, he spent more than two decades as a medical technology investment analyst, including over 13 years as Managing Director and head of medical technology equity research at Canaccord Genuity. He holds a BA in Economics from Yale University and a master’s degree in Sports Administration from Ohio University.

“We thank Cynthia for her leadership and many contributions to Profound,” said Dr. Menawat. “Jason brings a valuable combination of operating strategy, sector knowledge and capital markets experience. Having known him since his coverage of Novadaq Technologies up until its acquisition by Stryker for approximately $701 million, I look forward to his perspective on growth opportunities and capital allocation.”

Conference Call Details

Profound is pleased to invite all interested parties to participate in a conference call today at 4:30 pm ET during which time the results will be discussed.

To participate in the conference call by telephone, please pre-register via this link to receive the dial-in number and your unique PIN.

The call will also be broadcast live and archived on Profound's website in the Investors section here.

Notes

1 There can be no assurance given with respect to the extent and/or timing of the Company’s qualified sales pipeline resulting in recognized revenue.

2 Profound is working with the U.S. Food and Drug Administration ("FDA") to obtain 510(k) clearance for the use of TULSA-PRO with the MAGNETOM Free.Max MR scanner. TULSA-PRO is already FDA-cleared for use with multiple compatible 1.5T and 3T MRI systems, and has been CE marked for use with MAGNETOM Free.Max in Europe.

3 Gozellix® (kit for the preparation of gallium Ga 68 gozetotide) and Illuccix® (kit for the preparation of gallium Ga 68 gozetotide) are trademarks of Telix Pharmaceuticals Limited.

About Profound Medical Corp.

Profound is a commercial-stage medical device company and an innovator in interventional MRI (iMRI) procedures. The company’s flagship platform, TULSA-PRO®, enables MRI-guided, incision-free prostate ablation. Physicians use the TULSA Procedure™ to see, ablate, and confirm therapy in real time, supporting personalized treatment strategies across the continuum of prostate care—from whole-gland to subtotal, hemi, multifocal, and focal treatment. This approach enables individualized care using prostate tissue ablation, while minimizing the potential of the side effects that are typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

Profound also commercializes Sonalleve®, an MRI-guided therapy that provides a non-surgical treatment option for pain palliation of bone metastases, desmoid tumors, and osteoid osteoma, as well as for common gynecologic conditions including uterine fibroids and adenomyosis. Sonalleve delivers targeted therapy with no incisions, no blood loss during the procedure, no overnight hospital stay, and faster recovery — and, in gynecologic applications, enables uterine-sparing treatment that may help preserve fertility. Profound is also exploring additional clinical applications for Sonalleve, including non-invasive ablation of abdominal cancers and hyperthermia-based cancer therapies.

Profound Medical’s technologies are approved across major global markets. TULSA-PRO is cleared by the FDA in the United States for transurethral ultrasound ablation (TULSA) of prostate tissue. In addition, TULSA-PRO is cleared for use in various jurisdictions including Europe, Canada, Saudi Arabia, India, Australia/New Zealand, and the UAE. Sonalleve is approved by the FDA as HDE in the United States for the treatment of osteoid osteomas in the extremities. Sonalleve is also cleared or approved in Europe, Canada, China, and Saudi Arabia.

Through real-time MRI guidance and data-driven innovation, Profound is advancing the future of MRI-guided therapy — expanding access to precise, personalized, and incision-free treatment options worldwide.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the efficacy of Profound’s technologies for disease conditions requiring MR-Guided ablation procedures for prostate, uterine fibroids, adenomyosis, palliative pain treatment, desmoid tumors, and osteoid osteoma; Profound’s expectations for future revenues/financial results, including revenue and gross margin for the 12 months ended December 31, 2026; and the success of Profound’s commercialization strategy and activities for TULSA-PRO® and Sonalleve®. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.com and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

Financial Outlook

This press release contains a financial outlook within the meaning of applicable securities laws. The financial outlook has been prepared by management of the Company to provide an outlook for the Company’s forecasted revenue for the 12 months ended December 31, 2026, and may not be appropriate for any other purpose. The financial outlook has been prepared based on a number of assumptions, including the assumptions discussed under the heading “Forward-Looking Statements” herein. The actual results of the Company’s operations for any period may vary from the amounts set forth in these projections, and such variations may be material. The Company and its management believe that the financial outlook has been prepared on a reasonable basis. However, because this information is highly subjective and subject to numerous risks, including the risks discussed under the heading “Forward-Looking Statements” herein, it should not be relied on as necessarily indicative of future results.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

	September 30, 2026 $	December 31, 2025 $

Assets

Current assets:
Cash	33,343	59,723
Trade and other receivables, net	10,991	7,200
Inventory	10,242	8,238
Prepaid expenses and deposits	253	928
Total current assets	54,829	76,089

Trade and other receivables, net	-	300
Property and equipment, net	430	698
Intangible assets, net	115	138
Right-of-use assets, net	2,687	184
Deferred tax assets, net	93	66
Total assets	58,154	77,475

Liabilities

Current liabilities:
Accounts payable	1,048	1,563
Accrued expenses and other current liabilities	5,517	3,815
Deferred revenue	805	445
Long-term debt	4,512	-
Lease liabilities	105	213
Income tax payable	77	39
Total current liabilities	12,064	6,075

Deferred revenue	743	388
Long-term debt	-	4,499
Lease liabilities	2,741	-
Other non-current liabilities	93	79
Total liabilities	15,641	11,041

Shareholders’ equity

Common shares, no par value, unlimited shares authorized, 36,626,844 and 36,293,640 issued and outstanding at September 30, 2026 and December 31, 2025, respectively	326,108	323,839
Additional paid-in capital	25,256	25,310
Accumulated other comprehensive income	3,204	5,025
Accumulated deficit	(312,055)	(287,740)
Total shareholders’ equity	42,513	66,434

Total liabilities and shareholders’ equity	58,154	77,475

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	$2025	$2026	$2025 $

Revenue
Recurring - non-capital	4,106	4,066	8,192	7,428
Capital equipment	5,724	1,223	9,458	2,693
	9,830	5,289	17,650	10,121
Cost of sales	2,150	1,358	4,191	2,719
Gross profit	7,680	3,931	13,459	7,402

Operating expenses
Research and development	5,806	5,418	16,722	16,324
Selling, general and administrative	9,695	7,426	23,645	24,963
Total operating expenses	15,501	12,844	40,367	41,287

Operating loss	7,821	8,913	26,908	33,885

Other (income) expenses
Net finance income	(196)	(122)	(909)	(910)
Net foreign exchange (gain) loss	101	(935)	(1,760)	1,194
Total other (income) expenses	(95)	(1,057)	(2,669)	284

Net loss before income taxes	7,726	7,856	24,239	34,169

Income tax expense	8	100	103	219
Deferred tax (recovery) expense	(12)	21	(27)	7
Total income tax (recovery) expense	(4)	121	76	226

Net loss attributed to shareholders for the period	7,722	7,977	24,315	34,395

Other comprehensive (income) loss
Item that may be reclassified to (income) loss
Foreign currency translation adjustment	(134)	808	1,821	(2,008)

Net loss and other comprehensive loss for the period	7,588	8,785	26,136	32,387

Loss per share
Basic and diluted net loss per common share	0.21	0.26	0.67	1.14
Basic and diluted weighted average common shares outstanding	36,556,064	30,104,497	36,402,550	30,119,569

	Nine Months Ended September 30,
	2026	$2025 $

Cash flows from operating activities
Net loss for the period	(24,315)	(34,395)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	345	311
Amortization of intangible assets	23	140
Non-cash lease expense adjustment	148	(28)
Share-based compensation	2,179	4,109
Interest and accretion expense	12	58
Changes in operating assets and liabilities:
Trade and other receivables	(3,867)	(908)
Inventory	(2,444)	(2,593)
Prepaid expenses and deposits	661	1,158
Accounts payable, accrued expenses and other liabilities	1,555	338
Deferred revenue	766	101
Income taxes payable	40	58
Deferred tax assets	(30)	10
Net cash used in operating activities	(24,927)	(31,641)

Cash flows from financing activities
Repayments of long-term debt	-	(290)
Proceeds from the exercise of stock options	36	-
Net cash provided by (used in) financing activities	36	(290)

Net decrease in cash	(24,891)	(31,931)
Effect of exchange rate changes on cash	(1,489)	1,845
Cash, beginning of period	59,723	54,912
Cash, end of period	33,343	24,826